SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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CEDAR INCOME FUND, LTD.
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CEDAR INCOME FUND, LTD.
(Formerly known as Uni-Invest (U.S.A.), Ltd.)
44 South Bayles Avenue
Port Washington, New York 11050

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 18, 2000

To the Stockholders of Cedar Income Fund, Ltd.
(Formerly known as Uni-Invest (U.S.A.), Ltd.)

             The 2000 Annual Meeting of Stockholders of Cedar Income Fund, Ltd. , a Maryland corporation (the “Company”), will be held at the offices of Cedar Bay Realty Advisors, Inc., 44 S. Bayles Avenue, Port Washington , New York 11050 , on December 18, 2000, at 4:00 p.m., local time, for the following purposes:

  1. To elect one Class I Director and one Class II Director; and

  2. To approve the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

  3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

             The Board of Directors has fixed the close of business on November 24, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

             ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

By Order of the Board of Directors

Leo S. Ullman President
Port Washington, New York November 27, 2000

CEDAR INCOME FUND, Ltd.
44 South Bayles Avenue
Port Washington, New York 11050

PROXY STATEMENT

             The accompanying Proxy is solicited by the Board of Directors of Cedar Income Fund, Ltd., a Maryland corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on December 18, 2000, at 4:00 p.m., local time, or any adjournment thereof, at which stockholders of record at the close of business on November 24, 2000 shall be entitled to vote. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

             Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, he may elect to revoke his proxy and vote his shares personally.

             There is being mailed herewith to each new stockholder of record as from May 19, 2000 (the record date for the originally scheduled 2000 Annual Meeting) the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 1999. In the event a shareholder has not retained the previously mailed Annual Report, then either call 800-564-3128 and the Company will mail a copy upon request or log on to www.cedarincomefund.com and click on reports to see the Company’s 1999 10K report. The date of this Proxy Statement is the approximate date on which this Proxy Statement and form of Proxy were first sent or given to stockholders.

             On November 24, 2000, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting, 712,711 shares of Common Stock, $.01 par value per share (“Common Stock”). Each holder of Common Stock is entitled to one vote for each share of stock held by such holder. The presence of holders representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting. In accordance with Maryland law, abstentions, but not broker non-votes, are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The proposals to elect two Directors and to approve the appointment of the independent auditors for 2000 require the affirmative vote of a majority of the shares voted on each such proposal in order to pass. Abstentions and broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

             It is expected that the following business will be considered at the Meeting and action taken thereon.

1. ELECTION OF DIRECTORS

             Pursuant to the By-Laws of the Company, the Board of Directors of the Company is currently comprised of four members who are divided into three classes serving staggered three-year terms of office. It is proposed to elect at this Meeting (i) one Class I Director to hold office for a two-year term until the 2002 Annual Meeting of Stockholders and until his/her successor is duly elected and qualifies and (ii) one Class II Director to hold office for a three-year term until the 2003 Annual Meeting of Stockholders and until his/her successor is duly elected and qualifies. Remaining Class III Directors will be elected at the Annual Meeting to be held in 2001 for three-year terms, and until their respective successors are duly elected and qualify. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a Director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors’ judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a

Director. The following table sets forth certain information with respect to the nominees and also with respect to each Director whose term of office will continue after this Meeting.

NOMINEES FOR ELECTION

Name	Age		Principal Occupation and Positions Held	Term of Office Will Expire	Served As A Director Since
J.A.M.H. der Kinderen	60	From 1984 through 1994, Mr. der Kinderen was Director of Investments of Rabobank Pension Fund. Mr. der Kinderen has been or is Chairman of the Board of the following entities: Noro America Real Estate B.V. (1995-present); Noro Amerika Vast Goed B.V. (1985-present); Mass Mutual Pierson (M.M.P.) (1988-1997) and, since 1996, a director of Warner Building Corporation, a real estate investment trust. Mr. der Kinderen has been a Director of the Company since 1998.		2002	1998

Everett B. Miller, III	53	Mr. Miller is currently Senior Vice President and Chief Executive Officer of Commonfund Realty, Inc., a regulated investment advisor. Prior to that, starting in March 1997, Mr. Miller was the Senior Vice President and Chief Executive Officer of two finite REITs, Endowment Realty Investors and Endowment Realty Investors II. From January 1995 through March 1997, Mr. Miller was the Principal Investment Officer for Real Estate and Alternative Investment at the Office of the Treasurer of the State of Connecticut. Prior to that, Mr. Miller was employed for twenty years at Travelers Realty Investment Co., at which his last position was Senior Vice President. Mr. Miller has been a Director of the Company since 1998.		2003	1998

DIRECTORS WHOSE TERM OF OFFICE WILL
CONTINUE AFTER MEETING

Name	Age		Principal Occupation and Positions Held	Term of Office Will Expire	Served As A Director Since
Leo S. Ullman	61	Mr. Ullman is President of the Company and has been President of SKR Management Corp., an affiliate of the Company, since 1994; Chairman of Brentway Management LLC, which provides property management and leasing services to the Company, since 1994; and President of Cedar Bay Realty Advisors, Inc., which provides administrative and advisory services to the Company, since its formation in January 1998. From 1992 through 1995, Mr. Ullman was President of API Management Services Corp. and API Asset Management, Inc. Mr. Ullman has been involved in real estate property and asset management for approximately twenty-five years. Mr. Ullman has been a member of the New York Bar since 1966. From 1993 until the end of 1998, Mr. Ullman served as “of counsel” to the New York office of the law firm Schnader Harrison Segal & Lewis, LLP. Mr. Ullman has been a Director of the Company since April 1998 and Chairman of the Board of the Com p any from April 1998 until November 1999, when Mr. Homburg was elected Chairman.		2001	1998

Brenda J. Walker	48	Ms. Walker has been Vice President of the Company since 1998 and has been Vice President of SKR Management Corp. since 1994; President of Brentway Management LLC since 1994; and Vice President of API Management Services Corp. and API Asset Management, Inc. from 1992 through 1995. Ms. Walker has been involved in real estate property and asset management for approximately twenty years. Ms. Walker was Treasurer of the Company from April 1998 until November 1999.		2001	1998

  The Board of Directors and Committees of the Board

             The powers of the Company are exercised by, or under authority of, and its business and affairs are managed under the direction of, the Board of Directors. In carrying out its responsibilities, the Board of Directors established an Audit Committee, the current members of which are Ms. Walker and Messrs. der Kinderen and Miller. The principal functions of the Audit Committee include recommending to the Board of Directors the selection of the independent auditors; consulting with the independent auditors with respect to matters of interest to the Audit Committee; approving the type, scope and costs of services to be performed by the independent auditors; and reviewing the work of those persons responsible for the Company’s day-to-day compliance with accounting principles, financial disclosure, income tax laws, internal controls and record keeping requirements. The Board of

Directors does not have standing nominating or compensation committees. Special committees of the Board may be appointed from time to time to consider and address specific matters of interest to the Board. During 1999, the Board of Directors held four face-to-face meetings and one telephone conference. The Audit Committee did not hold any meetings during 1999. Each Director attended at least 75% of the combined number of meetings of the Board of Directors and of the committees on which he or she served, except for Ms. Walker who attended 60% (she was unavailable for the telephone conference).

  Compensation of Directors and Executive Officers

             The officers and Directors of the Company who are also affiliated with Cedar Bay Company (“CBC”) and Uni-Invest Holdings (U.S.A.) B.V. do not receive any remuneration for their services to the Company other than reimbursement of travel and other expenses incurred in connection with their duties. During 1999, Directors not affiliated with CBC and Uni-Invest Holdings (U.S.A.) B.V., Mr.  Miller and Mr. der Kinderen, received an annual fee of $5,000 plus $750 for each board meeting attended.

Certain Agreements and Business Relationships

             The Company operates as a real estate investment trust (“REIT”). Pursuant to certain transactions effected in June 1998, the Company reorganized itself into an “umbrella partnership REIT” through the contribution of substantially all of its assets into a limited partnership (the “Operating Partnership”) in exchange for the sole general partner interest and all 2,245,411 limited partnership interests (“Units”) of the Operating Partnership. Immediately after such assignment, CBC exchanged 1,703,300 shares of Common Stock for 1,703,300 Units owned by the Company. The shares of Common Stock were cancelled upon their exchange by CBC. Following these transactions, substantially all of the Company’s assets consisted of the controlling general partner interest of the Operating Partnership and approximately 24% of the Units; substantially all of CBC’ s assets consisted of 189,737 shares of Common Stock, approximately 35% of the issued and outstanding shares of Common Stock, and approximately 76% of the Units.

             As of November 5, 1999, a Subscription Agreement was entered into by and between the Company and Uni-Invest Holdings (U.S.A.) B.V., pursuant to which Uni-Invest Holdings (U.S.A.) B.V. acquired on or about November 15, 1999, through a private placement, 150,000 shares of Common Stock of the Company at $4.50 per share (which price as of such date of issue was higher than the quoted price for such shares on the NASDAQ). As a result of such placement and the other private placements of an additional 250,000 shares of Common Stock, as of November 15, 1999, Uni-Invest Holdings (U.S.A.) B.V. owned approximately 16% of the Common Stock of the Company. CBC’s Common Stock ownership was correspondingly reduced from approximately 35% to approximately 20%. Also in accordance with the agreement, and pursuant to Board of Directors’ approval and shareholders’ approval at a special meeting held on February 24, 2000, the Company changed its name to “Uni-Invest (U.S.A.), Ltd.” effective as of February 29, 2000. The name of the Operating Partnership was correspondingly changed to Uni-Invest (U.S.A.) Partnership, L.P. as of February 29, 2000.

             At a Board meeting held on November 18, 1999, the following persons were elected to the positions respectively set forth below:

Richard Homburg	Chairman of the Board
Louis Ph. Marcus	Treasurer
Lawrence W. Freeman, Esq.	Assistant Secretary

             In addition, the Company, Uni-Invest Holdings (U.S.A.) B.V. and CBC entered into a Stockholders’ Agreement effective as of the issuance of stock pursuant to the Subscription Agreement, wherein Uni-Invest Holdings (U.S.A.) B.V. and CBC agreed, among other things, to hold their shares for a period of not less than five years and setting forth certain provisions for the orderly sale or other disposition of shares under certain circumstances, and also to provide certain other arrangements common to such stockholders’ agreements. The specific terms of the Stockholders’ Agreement and the Subscription Agreement are further described in the Company’s Annual Report and corresponding 10K for 1999.

             The Subscription Agreement, among other things, as further described in the 1999 Annual Report and corresponding 10K, also called for the guarantee by Uni-Invest Holdings (U.S.A.) B.V. of the funding on or before

May 15, 2000 of $7.5 million in exchange for shares of the Company and/or Units in the Operating Partnership at $4.50 per share/ Unit. The proceeds of such contribution, together with $7.5 million to be raised by the Company from other private placements of shares of stock or Units, from refinancing of its existing properties and/or the sale of its interests in one or more of the existing properties, would have been used to purchase three anchored strip shopping centers aggregating more than 700,000 square feet, substantially fully leased with many creditworthy tenants, in Harrisburg (The Point Shopping Center), Lancaster (Golden Triangle Shopping Center) and Philadelphia (Red Lion Shopping Center), Pennsylvania from CBC or entities affiliated therewith. The aggregate purchase price for the three properties at $15 million plus closing adjustments, where applicable, above then-existing first mortgage liabilities estimated at approximately $37 million was subject to third-party appraisals and “fairness” opinions by a reputable independent investment banking firm. The purchase agreements to reflect the foregoing were executed by the parties as of April 28, 2000.

             It had also been agreed that CBC or its affiliates would contribute to the Operating Partnership upon sale of the three Pennsylvania Shopping Center Properties described above, $2.5 million in cash in exchange for certain Units with certain priority payments at 8%.

             There were no assurances that the closing of these transactions would in fact be concluded. In the event that the funding by Uni-Invest Holdings (U.S.A.) B.V. did not occur, the Company had the right to unwind the entire transaction with Uni-Invest Holdings (U.S.A.) B.V., subject to certain conditions, including but not limited to, the Company’s option to repurchase Uni-Invest Holdings (U.S.A.) B.V.’s Common Stock and change the name of the Company and the Operating Partnership to eliminate the Uni-Invest name, to remove Richard Homburg and Louis Marcus as directors and Chairman of the Board and Treasurer, respectively, and to remove Lawrence Freeman as Assistant Secretary.

             On or about August 11, 2000, the Company and Uni-Invest Holdings (U.S.A.) B.V. announced that the agreements for further participation by Uni-Invest Holdings (U.S.A.) B.V. in the Company had been terminated by mutual consent. In connection therewith, effective July 31, 2000, Richard Homburg and Loek Marcus submitted their resignations as members of the Board of Directors and officers of the Company. Lawrence Freeman also submitted his resignation as Assistant Secretary. In addition, the Company bought back 150,000 shares of the Company’s stock, previously purchased by Uni-Invest Holdings (U.S.A.) B.V., at $4.60 per share.

             Effective as of August 3, 2000, the Company changed its name back to Cedar Income Fund, Ltd. Correspondingly, the name of the Operating Partnership was changed back to Cedar Income Fund Partnership, L.P. The Company’s NASDAQ stock market symbol was changed back to “CEDR” as of August 7, 2000. The Board of Directors of the Company voted to postpone the Annual Meeting of the Stockholders originally scheduled to be held on June 26, 2000.

             The purchase of the three Pennsylvania shopping centers described above was never concluded , as the $7.5 million for which Uni-Invest Holdings (U.S.A.) B.V. guaranteed placement was not available as a result of the termination of the agreements for participation. However, as of July 1, 2000, the Company, through its Operating Partnership, purchased a 50% sole general partnership interest in one of the Pennsylvania shopping centers, The Point Shopping Center in Harrisburg, for approximately $2.1 million over indebtedness of $9.3 million at the time of the acquisition.

             On May 11, 2000, pursuant to the provisions of a “buy-sell” provision in its tenancy-in-common agreement with Life Investors Insurance Company of America (“Life Investors”), an affiliate of the Company’s former management company and advisor, the Company sold the undivided 50% interest in Germantown Square, a 74,267 s.f. retail property to Life Investors for $3,000,000. The Company invested the net proceeds in qualifying money market instruments until the funds were used to acquire the Company’s 50% sole general partnership interest in The Point Shopping Center.

             The Company has retained brokerage companies to explore the sale of its office properties in Jacksonville, Florida, Salt Lake City, Utah and Bloomington, Illinois for sale to qualified purchasers. Further, on May 10, 2000, the Company obtained a $10 million line of credit from a national commercial bank secured by first mortgage liens on properties of the Operating Partnership. The first drawdown in the amount of $1,515,644.08 was used to pay off the then-existing first mortgage on the Company’s Utah property and related costs.

             CBRA agreed to defer until termination of its services as investment advisor to the Company, any acquisition fees to which it would otherwise be entitled with respect to the acquisition by the Company or the Operating Partnership of interests in the properties described above from CBC or its affiliates.

             Uni-Invest Holdings (U.S.A.) B.V. is a private company organized and existing under the laws of the Netherlands. Its stock is owned primarily by or for the benefit of Richard Homburg and members of his family.

             CBC is a New York general partnership. The Point Associates, L.P., a Pennsylvania limited partnership, and Triangle Center Associates, L.P. a Pennsylvania limited partnership, were the sole partners of CBC during 1998. Until July 1, 2000, the general partner of The Point Associates, L.P. was Selbridge Corp., a Delaware corporation (Selbridge Corp. is now a limited partner). The general partner of Triangle Center Associates,L.P. is Buttzville Corp., a Delaware corporation. Leo S. Ullman is the sole limited partner in Triangle Center Associates, L.P. and is an executive officer and a director of each of Selbridge Corp. and Buttzville Corp. During March and April 1999 The Point Associates, L.P. and Triangle Center Associates, L.P., respectively, transferred their interests in CBC to TPA Ownership L.L.C. (“TPA”) resulting in TPA temporarily being sole partner of CBC. Hicks Management Corp. (“Hicks”), Ledford Corp. (“Ledford”), and Thomsville Corp. (“Thomsville”) were equal members in TPA. Leo S. Ullman is an executive officer and a director of each of the aforementioned members of TPA. Effective December 31, 1999, TPA was dissolved and all of the member interests were assigned to Hicks, Ledford, and Thomsville, as general partnership interests, in equal one-third portions. Immediately following and also effective December 31, 1999, each of the aforementioned general partners transferred its one-third general partnership interests to Duncomb Corp., Lindsay Management Corp. and Hicks Corp. The transfer resulted in Duncomb Corp. having a 55% interest; Lindsay Management Corp., a 40% interest; and Hicks Corp., a 5% interest. Mr. Ullman is an executive officer and a director in Duncomb Corp., Lindsay Management Corp. and Hicks Corp.

  Administrative and Advisory Services

             The Company does not have any employees and has contracted with Cedar Bay Realty Advisors, Inc., a New York corporation (“CBRA”) to provide administrative, advisory, acquisition and divestiture services to the Company pursuant to an Administrative and Advisory Agreement (the “Advisory Agreement”) entered into in April 1998, and amended as of August 21, 2000. CBRA is wholly owned by Mr. Ullman. Mr. Ullman is President and a director of, and Brenda J. Walker is Vice President of, CBRA. The term of the amended Advisory Agreement is for five (5) years and is automatically renewed annually thereafter for an additional year subject to the right of a majority of independent directors to cancel the Advisory Agreement upon 60 days written notice.

             Further, such Advisory Agreement may be terminated (i) for cause upon not less than sixty (60) days’ written notice and (ii) by vote of at least 75% of the independent directors at the end of the third or fourth year of such five year term in the event gross assets fail to increase by 15% per annum.

             CBRA has agreed to defer certain acquisition fees to which it may otherwise be entitled with respect to the possible acquisition by the Company or the Operating Partnership of certain properties owned by CBC and/or its affiliates. This includes acquisition fees otherwise payable with respect to the purchase by the Operating Partnership of its 50% interest in The Point Associates, L.P. Further, CBRA has agreed to defer certain fees otherwise payable with respect to the sale of the Operating Partnership’s interest in the Germantown property.

             Such deferred acquisition or disposition fees otherwise payable to CBRA will be reduced to 50% if the Administrative Advisory Agreement with CBRA is continued beyond December 31, 2004, and by an additional 10% for each year such Agreement remains in effect thereafter.

             Under the Advisory Agreement, CBRA is obligated to: (a) provide office space and equipment, personnel and general office services necessary to conduct the day-to-day operations of the Company; (b) select and conduct relations with accountants, attorneys, brokers, banks and other lenders, and such other parties as may be considered necessary in connection with the Company’s business and investment activities, including, but not limited to, obtaining services required in the acquisition, management and disposition of investments, collection and disbursement of funds, payment of debts and fulfillment of obligations of the Company, and prosecuting, handling and settling any claims of the Company; (c) provide property acquisition and disposition services, research, economic and statistical data, and investment and financial advice to the Company; and (d) maintain appropriate legal, financial, tax, accounting and general business records of activities of the Company and render appropriate periodic reports to the Directors and stockholders of the Company and to regulatory agencies, including the Internal Revenue Service, the Securities and Exchange Commission, and similar state agencies.

             CBRA receives fees for its administrative and advisory services as follows: (a) a monthly administrative and advisory fee equal to 1/12 of 3/4 of 1% of the estimated current value of real estate assets of the Company, plus 1/12 of 1/4 of 1% of the estimated current value of all other assets of the Company; (b) an acquisition fee equal to 5% of the gross purchase price (before expenses and without deducting indebtedness assumed) of any real property acquired during the term of the Advisory Agreement; provided that the total of all such acquisition fees plus acquisition expenses in connection with the purchase of any real property shall be reasonable and shall not exceed 6% of the amount paid or allocated to the purchase, development, construction or improvement of a property, exclusive of acquisition fees and acquisition expenses; and (c) a disposition fee equal to 3% of the gross sales price (before expenses but without deducting any indebtedness against the property) of any real property disposed of during the term of the Advisory Agreement; provided that no disposition fee shall be paid unless and until the stockholders have received certain distributions from the Company. In addition, CBRA may receive one-half of the brokerage commission on such a disposition but only up to 3% of the price actually paid for the property, subject to certain limitations. Those fees are essentially the same as those previously applicable under the Administrative and Advisory Agreement between Old Cedar and Aegon U.S.A. Realty Advisors, Inc. (“Aegon”) from the date of formation until April 3, 1998. The Company paid $97,872 to CBRA in administrative fees for 1999. No incentive, acquisition or disposition fee was paid to CBRA in 1999.

  Management Services

             Brentway Management LLC, a New York limited liability company (“Brentway”) provides property management and leasing services to the Company’s real property pursuant to a Management Agreement (the “Management Agreement”) entered into in April 1998. Brentway is owned by Mr. Ullman and Ms. Walker, who are also Chairman and President of Brentway, respectively. The term of the Management Agreement is for one (1) year and is automatically renewed annually for an additional one year period subject to the right of either party to cancel the Management Agreement upon 60 days’ written notice. Under the Management Agreement, Brentway is obligated to provide property management services, which include leasing and collection of rent, maintenance of books and records, establishment of bank accounts and payment of expenses, maintenance and operation of property, reporting and accounting to the Company regarding property operations, and maintenance of insurance. All of the duties of Brentway are to be fulfilled at the Company’s expense; provided, however, that the Company is not required to reimburse Brentway for personnel expenses other than for on-site personnel at the properties managed. Brentway receives fees for its property management services as follows: with the exception of The Point Shopping Center, a monthly management fee equal to 5% of the gross income from properties managed and leasing fees of up to 6% of the rent to be paid during the term of the lease procured. In the case of The Point Shopping Center, the monthly management fee is equal to 3% of the gross income and the leasing fees are limited to 4.5% of the rent to be paid during the term of the lease procured. Brentway was paid $50,683 in property management fees in 1999.

             Brentway has subcontracted with various local management companies for site management and leasing services for the Company’s office properties.

  Financial Advisory Agreement

             In June 1998, the Company entered into a Financial Advisory Agreement (the “HVB Agreement”) with HVB Capital Markets Inc., as successor to B.V. Capital Markets, Inc. (“HVB”), pursuant to which HVB agreed to perform the following services as financial advisor to the Company: (a) advise on acquisition financing and/or lines of credit for future acquisitions; (b) advise on acquisitions of United States real property interests and the consideration to be paid therefor; (c) advise on private placements of the shares of the Company; (d) assist the Board of Directors in developing suitable investment parameters for the Company; (e) develop and maintain contacts on behalf of the Company with institutions with substantial interests in real estate and capital markets; (f) advise the Board with respect to additional private or public offerings of equity securities of the Company; (g) review certain financial policy matters with consultants, accountants, lenders, attorneys and other agents of the Company; and (h) prepare periodic reports of its performance of the foregoing services. As compensation for the foregoing services, the Company was required to pay HVB, (i) .25% of the Company’s net asset value, less any indebtedness affecting such net value, but in any event, not less than $100,000 per year; (ii) a one-time payment of 1.5% of 90% of the agreed value of properties contributed to the Company or its affiliates by persons introduced to the Company by

HVB; and (iii) upon the Company becoming self-administered, a one-time payment equal to five times the annual fee income attributable to fee receipts from clients or contacts of HVB that have contributed property to the Company. The term of the HVB Agreement was for a period of one (1) year and was automatically renewed for an additional year subject to the right of either party to cancel at the end of any year upon 60 days’ written notice. Mr. Jean-Bernard Wurm, a Director of the Company from April 1998 until December 31, 1999, when he resigned, is a director of HVB. HVB was paid for financial advisory services in 1999. HVB agreed to terminate the HVB Agreement effective as of December 31, 1999.

Stockholder Return Performance Presentation

             The following line graph sets forth for the period January 1, 1995 through December 31, 1999, a comparison of the percentage change in the cumulative total stockholder return on the Company’s Common Stock compared to the cumulative total return of the Standard & Poor’s (“S&P”) Stock Index; and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts (“NAREIT”), the NAREIT Equity REIT Total Return Index.

             The graph assumes that the shares of the Company’s Common Stock were bought at the price of $100.00 per share and that the value of the investment in each of the Company’s Common Stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends.

             The stock price performance shown on the graph below is not necessarily indicative of future price performance.

	Base Period Dec94	INDEXED RETURNS Years Ending

Company / Index (U.S.A.)		Dec95	Dec96	Dec97	Dec98	Dec99

Cedar Income Fund, LTD.	100	117.17	137.43	225.92	223.05	233.06
S&P 500 INDEX	100	137.58	169.17	225.60	290.08	351.12
NAREIT	100	118.31	160.61	190.90	154.97	144.93

Security Ownership of Certain Beneficial Owners and Management

             The following table sets forth information with respect to each person and group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock as of May 10, 2000. Each such owner has sole voting and investment powers with respect to the shares of Common Stock owned by it.

Name and Address	Number of Shares Beneficially Owned	Percent of Class

Cedar Bay Company(1) c/o SKR Management Corp. 44 South Bayles Avenue Port Washington, NY 11050	1,893,037	78%

             The following table sets forth the number of shares of Common Stock beneficially owned as of, 2000 by each Director and officer and by all Directors and officers as a group (5 persons).

Name	Amount and Nature of Beneficial Ownership	Percent of Class

Leo S. Ullman(2)	1,895,237	78.5%
J.A.M.H. der Kinderen	200	♦
Everett B. Miller, III	200	♦
Brenda J. Walker	200	♦
Stuart H. Widowski	200	♦

Directors and Officers as a group (5 persons)		78.5%

______________

     (1)   Represents 189,737 shares of Common Stock and 1,703,300 Units convertible into shares of Common Stock owned by Cedar Bay Company.

     (2)   Mr. Ullman may be deemed to be the beneficial owner of all the shares of Common Stock and Units owned by Cedar Bay Company. Mr. Ullman disclaims beneficial ownership of such securities.

             All of the shares of Common Stock and all of the Units held by CBC were pledged to its share loan lender as of the closing date of the April 1998 tender offer, at which time CBC became the largest shareholder in the Company. CBC paid-off the share loan in full as of December 23, 1999, thus eliminating any restrictions on CBC’s interests.

Compliance With Section 16(a) Of The Exchange Act

             The Company believes that during 1999 all of its officers, Directors and holders of more than 10% of its Common Stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. In making this disclosure, the Company has relied solely on written representations of its Directors, officers and more than 10% holders and on copies of reports that have been filed with the Securities and Exchange Commission.

Options Granted

             No options have been granted under the Company’s 1998 Stock Option Plan.

2. APPOINTMENT OF INDEPENDENT AUDITORS

             The Board of Directors of the Company has selected Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000. A representative of Ernst & Young LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions. Ernst & Young LLP acted as the Company’s auditors in 1999.

             THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S AUDITORS.

3. OTHER MATTERS

Stockholder Proposals

             Proposals of stockholders intended to be presented at the Company’s 2001 Annual Meeting of Stockholders must be received by the Company on or prior to January 20, 2001 to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy to be used in connection with such meeting.

Other Business

             At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

Leo S. Ullman President
Dated: November 27, 2000

CEDAR INCOME FUND, LTD.
2000 Annual Meeting of Stockholders—December 18, 2000
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y	The undersigned stockholder of Cedar Income Fund, Ltd., a Maryland corporation, hereby appoints Leo S. Ullman and Brenda J. Walker and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 4:00 p.m. on, December 18, 2000, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

DETACH HERE

Please mark /X/ vote as in this example

             THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED BELOW, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

1.	To elect 2 nominees for Directors: Nominees: J.A.M.H. der Kinderen, Everett B. Miller, III FOR / / WITHHELD / /

/ /

For all nominees except as noted above

FOR /   /    AGAINST /   /    ABSTAIN /   /

2.	To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2000.

3.	With discretionary authority upon such other matters as may properly come before the Meeting.

MARK HERE FOR ADDRESS / / CHANGE AND NOTE AT LEFT	MARK HERE IF YOU PLAN / / TO ATTEND THE MEETING

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, trustee or guardian, please give your full title

Signature_____________________   Date_________   Signature______________________   Date_________